Exhibit 99.1

PRESS RELEASE

For Immediate Release

99 CENTS ONLY STORES LLC ANNOUNCES

EARLY TENDER RESULTS FOR EXCHANGE OFFER AND CONSENT SOLICITATION RELATING TO ITS 11% SENIOR NOTES DUE 2019

Los Angeles, California, December 6, 2017 — 99 Cents Only Stores LLC (the “Company”) today announced the early tender results for its previously announced exchange offer and consent solicitation (the “Exchange Offer”) to Eligible Holders (as defined below) of its outstanding 11% Senior Notes due 2019 (the “Existing Notes”), pursuant to the terms of the Company’s Amended and Restated Offering Memorandum and Consent Solicitation Statement dated November 22, 2017 (the “Amended Offering Memorandum”).

According to information provided to the Company by D.F. King & Co., Inc., the exchange agent and information agent for the Exchange Offer (“D.F. King”), as of the date hereof, the Company had received tenders from holders of at least $242,228,000 in aggregate principal amount of Existing Notes, representing approximately 96.89% of the total outstanding principal amount of Existing Notes.

Accordingly, the Company has received sufficient tenders to meet the minimum tender condition requiring at least 95% in aggregate principal amount of the Existing Notes to have been validly tendered and not validly withdrawn prior to the Expiration Date (as defined below) in (a) the Exchange Offer in exchange for the Company’s newly issued 13% Cash/PIK Notes (the “New Secured Notes”) and (b) the simultaneous exchange of Existing Notes held by affiliates of the Company’s controlling equity holders for shares of new paid-in-kind Series A-1 participating preferred stock of Number Holdings, Inc., the direct parent of the Company, with an aggregate liquidation preference of $1,000.00 per share (the “New Preferred Stock”).

The rights to (a) withdraw tenders of Existing Notes and related consents and (b) receive an early tender premium have expired.  Accordingly, Existing Notes tendered for exchange may not be validly withdrawn and consents may not be revoked, unless required by applicable law or the Company determines in the future in its sole discretion to permit withdrawal and revocation rights.

As previously announced, the Exchange Offer will expire at 11:59 p.m., New York City time, on December 7, 2017, unless extended or earlier terminated by the Company (the “Expiration Date”).

Available Documents and Other Details

Documents relating to the Exchange Offer will only be distributed to Eligible Holders of the Existing Notes who properly complete and return a letter of eligibility confirming that they are within the category of Eligible Holders for this private Exchange Offer. Eligible Holders of the Existing Notes who desire a copy of the letter of eligibility should contact D.F. King at (877) 297-1747 (U.S. toll-free) or (212) 269-5550 (collect) or access the letter of eligibility at dfking.com/99cents.

The Exchange Offer is being made, and the New Secured Notes and the New Preferred Stock are being offered and issued, only (a) in the United States to holders of Existing Notes who are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act) in a private transaction exempt from the registration requirements of the Securities Act and (b) outside the United States to holders of Existing Notes who are persons other than “U.S. persons” (as defined in Rule 902 under the Securities Act) in reliance upon Regulation S under the Securities Act (the foregoing holders of Existing Notes collectively, “Eligible Holders”).

Eligible Holders are urged to carefully read the Offering Documents before making any decision with respect to the Exchange Offer.  None of the Company, Number Holdings, Inc., the dealer manager, the information agent or the exchange agent makes any recommendation as to whether Eligible Holders should tender or refrain from tendering their Existing Notes.  Eligible Holders must make their own decision as to whether to tender Existing Notes and, if so, the principal amount of Existing Notes to tender.

The New Secured Notes and the New Preferred Stock have not been registered under the Securities Act or the securities laws of any state and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the New Secured Notes or the New Preferred Stock, nor shall there be any sale of the New Secured Notes or New Preferred Stock, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About 99 Cents Only Stores

Founded in 1982, 99 Cents Only Stores LLC is the leading operator of extreme value stores in California and the Southwestern United States. The Company currently operates 391 stores located in California, Texas, Arizona and Nevada. 99 Cents Only Stores LLC offers a broad assortment of name brand and other attractively priced merchandise and compelling seasonal product offerings. For more information, visit www.99only.com.

Investor Contact:

Addo Investor Relations

Lasse Glassen

(424) 238-6249

lglassen@addoir.com

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The Company has included statements in this report that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, the Company’s expectations with respect to the amend and extend transaction described herein.  Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for reasons, among others, including (i) whether the conditions to the Exchange Offer that have not yet been satisfied are hereafter satisfied, (ii) general market conditions and (iii) those reasons discussed in the Amended Offering Memorandum and the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including, without limitation, those reasons discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2017. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.